Exhibit 10.2

Agreement Regardng Increase of Capital Commitment
of
E*TRADE Group, Inc.
and
Modification of Order of Fund Distributions

                   This Agreement is entered as of the 1st day of October, 2001, by ArrowPath Venture Partners I, LLC, a Delaware limited liability company, as General Partner of E*TRADE eCommerce Fund, L.P., a Delaware limited partnership (the "Partnership"), and E*TRADE Group,Inc., a Delaware corporation ("E*TRADE"). (Terms not defined herein shall have the meaning ascribed to them in the Amended and Restated Limited Partnership Agreement of the Partnership dated October 8,1999 (the "Partnership Agreement").)

RECITALS

                      A.     Upon the formation of the Partnership, E*TRADE contributed to the Partnership securities (the "Contributed Securities") consisting of stock of the following four (4) entities: PlanetRx.com, Inc., WebVan Group, Inc., Equinix, Inc. and LoanCity.com.

                      B.     Based upon discussion with the other Limited Partners and in order to garner further goodwill from them, E*TRADE desires to enter into this Agreement.

                      C.     E*TRADE is willing to increase its Capital Commitment to the Partnership by $7.5 million.

                      D.      In addition, E*TRADE is agreeable to a modification of the order of any distributions from, and allocations of income of, the Partnership with respect to its initial Capital Contribution of the Contributed Securities and the Capital Contributions of the other Limited Partners on the terms referred to herein.

                   NOW, THEREFORE, the parties hereby agree as follows:

                      1.     E*TRADE hereby agrees to increase its Capital Commitment to the Partnership by $7.5 million and shall make aggregate additional Capital Contributions to the Partnership in cash in an amount equal to its increased Capital Commitment. Such Capital Contributions shall be drawn down in accordance with the Partnership Agreement, as amended pursuant to the proposed Amendment to the Amended and Restated Limited Partnership Agreement of E*TRADE eCommerce Fund, L.P. attached hereto (the "Amendment"). E*TRADE agrees that there shall be no revaluation of the Partnership's assets in connection with E*TRADE's increased Capital Commitment and Capital Contributions.

                      2.     E*TRADE further agrees to the terms of the proposed Amendment, a copy of which is attached hereto, which modifies E*TRADe's rights to distributions and

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allocations of income with respect to its initial Capital Contribution of the Contributed Securities.

       3.      E*TRADE agrees that this Agreement shall be effective as of the date on which the General Partner certifies that Two-Thirds in Interest of the Limited Partners have consented to the Amendment (the "Effective Date"). E*TRADE hereby consents to the Amendment.

       IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ArrowPath Venture Partners I, LLC

By /s/ Thomas A. Berilacqua
Title Manager Member

E*TRADE Group, Inc.

By /s/ Leonard C. Purkis
Title Chief Finance and Administration Officer

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